Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-92149

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

178,904 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated January 27, 2000 (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI Indiana, LLC and the possible resale of shares of our common stock by these holders.  The information in this Prospectus Supplement has been obtained from the selling holder listed herein.  This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI Indiana, LLC Owned of Record Prior to the	Common Stock Beneficially Owned Following the	Common Stock Offered	Common Stock Beneficially Owned Following the Offering(2)(5)
Name	Exchange(2)(3)	Exchange(1)(2)(4)	Hereby(1)(2)	Shares	Percent
Part “B” Trust Created Pursuant to the Michael F. Wiley Revocable Trust (U/A 4-4-79)	31,539	63,078	63,078	0	*

*                    Represents less than 1% of the total outstanding shares of our common stock.

(1)             Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of Health Care Property Investors, Inc. (the “Corporation”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of the Corporation at the close of business on February 4, 2004.

(2)             Based on information provided to us by the holder of non-managing member units as of March 16, 2007.

(3)             The Part “B” Trust Created Pursuant to the Michael F. Wiley Revocable Trust (U/A 4-4-79) obtained 31,539 non-managing member units of HCPI Indiana, LLC in an assignment from the Michael F. Wiley Revocable Trust dated April 4, 1979, as amended, a selling holder in the Prospectus.

(4)             Assumes the selling holder exchanges all of the non-managing member units of HCPI Indiana, LLC beneficially owned by it for shares of the Corporation’s common stock

(5)             Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk.  Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 21, 2007.